SOUTH DAKOTA
SOYBEAN
PROCESSORS

March 29, 2011

Member Name
Address
Address
City, State Zip

Dear Member:

On behalf of the Board of Managers of South Dakota Soybean Processors, LLC (SDSP), I am writing to inform you that Rodney Christianson, Chief Executive Officer, has resigned from SDSP effective March 28, 2011. Following Rodney's resignation, the Board appointed Tom Kersting to the position of Chief Executive Officer effective immediately.

First of all, we would like to thank Rodney Christianson for his 15 years of service to SDSP. We wish him the best in the future.

While the transition to a new leader is not without its challenges, we have the utmost confidence in Tom and SDSP's current management team. Serving as SDSP's Commercial Manager since 1998, Tom is thoroughly familiar with SDSP's business and operations and has been actively involved in management decisions. Tom will also continue to be surrounded by a very capable and dedicated management team including Mark Hyde, Chief Financial Officer and John Prohaska, Plant Operations Manager.

As a Board, we are committed more than ever to making SDSP a stronger and more viable company for the future. We ask that you please welcome Tom Kersting to his new position as CEO and for your patience and support during this transition time. Thank you.

Sincerely,
SOUTH DAKOTA SOYBEAN PROCESSORS

Ron Gorder

Ron Gorder
President

P.O. Box 500 • 100 Caspian Avenue, Volga, SD 57071-0500 • Phone 605-627-9240 FAX 605-627-5869